Exhibit 10.2

MASTER AGREEMENT

This Master Agreement (“Agreement”) is made as of June 12, 2009 (the “Effective Date”) by and between Advaxis, Inc., with a place of business at 675 US Highway 1, Suite 117, North Brunswick, NJ 08902 (hereinafter “Sponsor” or “Advaxis”), and Numoda Corporation having its principal place of business at 601 Walnut Street, Philadelphia, PA 19106 USA (hereinafter “Numoda”). When signed by both parties, this Agreement will set forth the terms and conditions under which Numoda agrees to provide certain services to Advaxis as set forth herein.

Preamble:

A.          Advaxis is a life sciences company that is sponsoring human clinical trials.

B.          Numoda is in the business of providing clinical trial services for the pharmaceutical, medical device and biotechnology industries.

C.          Advaxis and Numoda desire to enter into this Agreement whereby Numoda will perform services to assist Advaxis in the execution of various Projects as outlined in Project Agreements (as hereinafter defined) which shall become appended to this Agreement.

Agreement:

1.0	Definitions.

1.1	“Clinical Protocol” means the document that specifies the testing procedures and conditions for clinical studies in accordance with applicable regulatory requirements in the form of Attachment A to the applicable Project Agreement.

1.2	“Confidential Information” has the meaning specified in Section 8.

1.3	“Compound” means a new or existing compound that is provided by Advaxis to Numoda pursuant to a Project Agreement, and which is the subject of the clinical trial and/or study.

1.4	“FDA” means the United States Food and Drug Administration or any other government body or agency that succeeds it.

1.5	“IND” means an exemption from premarketing approval requirements to study an Investigational New Drug application under the relevant regulations of the FDA and equivalent regulatory agencies in the European Union or elsewhere, as applicable.

1

1.6	“Clinical Investigator” with respect to any Project shall mean a licensed physician who is a qualified clinical investigator willing and able, and engaged by Numoda or Advaxis, in accordance with this Agreement and a Project Agreement (hereinafter defined), to conduct a clinical investigation of a Compound as set forth in the Protocol for the Project.

1.7	“IRB” means an Institution Review Board that complies with the requirements of Title 21, Part 56 of the U.S. Code of Federal Regulations, as amended, supplemented or modified from time to time.

1.8	“Payment Schedule” means the schedule of payments to be made by Advaxis to Numoda attached to each Project Agreement.

1.9	“Project” means the clinical evaluation of a compound (including without limitation a pharmaceutical and a biopharmaceutical) to assess the safety and/or efficacy of the compound.

1.10	“Project Agreement” means a separate written individual project agreement between Advaxis and Numoda, specifying the basic parameters of a Project, including, without limitation, all applicable Protocols, the Project Specific Assumptions, the costs and the time period for completing a Project, and, as applicable, other services to be performed by Numoda for Advaxis.

1.11	“Project Specific Assumptions” shall mean the Project Specific Assumptions and Deliverables set forth in the Project Agreement.

1.12	“Protocol” means the document which specifies the testing procedures and conditions mutually agreed upon by Advaxis and Numoda, for the performance of a Project in the form of Attachment A to the applicable Project Agreement, as such document may be amended from time to time by mutual agreement or as requested by the FDA or an equivalent regulatory agency in the European Union or elsewhere, as applicable.

1.13	“SAE” means an adverse drug experience that is both an “unexpected adverse drug experience” as defined at 21 CFR 312.32, as amended, supplemented or modified from time to time, and a “serious adverse drug experience” also as defined at 21 CFR 312.32, as amended, supplemented or modified from time to time.

1.14	“Services” shall mean the services to be provided by Numoda pursuant to this Agreement and all Project Agreements.

1.15	“Site” means the investigational site(s) where a Project is conducted pursuant to a Project Agreement.

1.16	“Subcontractor” means an entity to which Numoda subcontracts Services pursuant to Section 3.0 of this Agreement.

1.17	“Total Professional Fees” shall mean the total professional fees of Numoda identified in the Payment Schedule to a particular Project Agreement.

2

1.18	“Transfer of Obligations Form” shall mean an attachment to each Project Agreement specifying the regulatory obligations to be transferred from Advaxis to Numoda, which attachment shall provide the information for the required attachment to Section 13 of FDA Form 1571.

1.19	“Value-added Supplier Items” shall mean those Services subcontracted by Numoda with the approval of Advaxis and other project-related items specified in a Project Agreement, including, for example, meeting and travel expenses, outside laboratory fees and expenses, site investigator grants and expenses, equipment and supplies, shipping charges, regulatory expenses and telecommunication costs. To reflect Numoda’s value added monitoring of these items, Numoda may add a mark-up on these expenditures if agreed upon and as set forth in a Project Agreement.

2.0	Services to be Provided.

The Services to be performed by Numoda shall be specified in a Project Agreement. Any responsibilities retained by Advaxis in a Project Agreement shall remain the responsibility of Advaxis. To the extent that there are any inconsistencies or contradictions between the obligations specified in the applicable Project Agreement and in this Agreement, the Project Agreement shall control.

3.0	General Obligations of Numoda.

Numoda shall perform the Services in a timely and professional manner and in accordance with the terms and conditions of this Agreement, an applicable Protocol, an applicable Project Agreement and all applicable federal, state, national, regional, and local laws, statutes, ordinances, and regulations, including without limitation, guidelines issued by the FDA (and equivalent regulatory agencies in the European Union and elsewhere, as applicable) on the responsibilities of sponsors, monitors and clinical Investigators and on informed consents.

Numoda may assign responsibility for one or more Services to a Subcontractor, including but not limited to an affiliate of Numoda, pursuant to a written agreement between Numoda and the Subcontractor, provided that Numoda notifies Advaxis in advance of the Services that it proposes to transfer and of the identity of the third party subcontractor (“Subcontractor”) and obtains Advaxis’s written approval thereof. Numoda shall ensure that Subcontractors shall abide by all material terms and conditions of this Agreement and the applicable Project Agreements, as if a party hereto/thereto, and shall be fully liable for any failure of any Subcontractor to do so. In addition, the agreement between Numoda and each Subcontractor shall expressly provide that Numoda shall have the right to assign all or part of its rights under its agreement with Subcontractor to Sponsor upon written approval by Sponsor. It is further agreed that Numoda shall unconditionally assign its rights under its agreement with Subcontractor to Advaxis upon written request to do so from Advaxis.

3

4.0	Independent Contractor Relationship.

For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers.

5.0	Payment of Fees and Expenses.

Numoda and Advaxis shall jointly develop a budget and the Payment Schedule for each Project, which shall be attached to the corresponding Project Agreement, outlining the timing and payment terms for the Project.

Unless otherwise agreed herein, Numoda will invoice Advaxis for the Total Professional Fees, and Value-added Supplier Items and expenses incurred in performing the Services in accordance with the Payment Schedule, and Advaxis shall pay each invoice within thirty (30) days of receipt of such invoice.

In the event that taxes or duties of whatever nature are assessed on the Sponsor by any state, federal, provincial, or foreign government, including, but not limited to Value Added Tax, then the amount shall either be paid by Sponsor directly to the taxing authority or added to the Numoda invoice and paid in full by the Sponsor to Numoda, which will then make remittance to the taxing authority. Sponsor shall secure and deliver to Numoda any official receipt for any such taxes paid. In the event that any taxes are paid, for which Numoda may be eligible for a refund, Numoda agrees to timely apply for such refunds and remit the refunded amount to Advaxis.

Numoda shall send all invoices to the attention of Accounts Payable at the following address: Advaxis, Inc., 675 Route 1, Suite 117, North Brunswick, NJ 08902 or to such other address as Advaxis may specify in writing. Advaxis shall make all payments by wire transfer, electronic funds transfer (EFT) or automated clearinghouse (ACH) payable to: Numoda Corporation. Advaxis will send funds to Harleysville National Bank, ABA Number: 031911812, Account Name: Numoda Corporation, Account Number: 1000391803 or to such other account as Numoda may specify in writing. Should Numoda resort to legal proceedings to collect payment for Services and pass-through costs rendered to but unpaid by Sponsor, Numoda shall be entitled, in addition to such other relief as may be granted, to recover its reasonable attorneys’ fees and costs in such legal proceedings from Sponsor.

6.0	Term.

This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years or until terminated by either party in accordance with Section 20.0 below.

4

7.0	Change Orders.

If Advaxis requests any material changes in the scope of Services specified in a Project Specific Assumptions, it shall notify Numoda in writing of such changes, including without limitation, any changes resulting from amendments to the Protocol. Within fifteen (15) business days of receipt of such notification, Numoda shall prepare a budget and assumptions reflecting such changes for review and approval by Advaxis, including an estimate of any resulting adjustment to the timeline for the performance of the Services. Advaxis shall have fifteen (15) business days to provide Numoda with written approval of such budget and assumptions. Following Advaxis’s approval, an executable Change Order Document setting forth such approved budget and assumptions will be prepared and both parties will execute such document in a timely manner. If Advaxis does not approve such budget and assumptions and has not terminated the Project, but desires the Project to be modified pursuant to the budget and assumptions, the parties shall negotiate in good faith and use reasonable efforts to agree on estimates that are commercially reasonable and mutually acceptable. At Advaxis’s request, Numoda and/or its subcontractors shall continue performing the Services in accordance with the terms of this Agreement without implementing the modifications in the budget and assumptions unless and until the parties have reached agreement regarding any adjustments resulting from the proposed budget and assumptions. Upon such agreement, the Services shall be modified as agreed in a Change Order Document.

8.0	Confidentiality.

It is understood that during the course of this Agreement and Project Agreements, Numoda, and its employees may be exposed to material, documents, data, information, and Sponsor Property (as defined in Section 9.0 below) that are confidential and proprietary to Advaxis. All such material, documents, data and information, written or verbal, tangible or intangible, made available, developed under this Agreement, disclosed, or otherwise made known to Numoda, and its employees as a result of Services under this Agreement, whether prior or subsequent to the execution of any Project Agreement shall be considered confidential and shall be considered the sole property of Advaxis (hereinafter “Advaxis Confidential Information”). All information regarding Numoda operations, methods, and pricing and all Numoda Property (as defined in Section 9.0 below), disclosed by Numoda to Advaxis in connection with this Agreement is proprietary, confidential information belonging to Numoda (the “Numoda Confidential Information”, and together with the Advaxis Confidential Information, is the “Confidential Information”). The receiving party and its employees shall use the Confidential Information only for purposes of performing the receiving party’s obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party. Each party agrees that it will not disclose the terms of this Agreement to any third party without the written consent of the other party, which shall not unreasonably be withheld. These obligations of confidentiality and nondisclosure shall remain in effect for a period of five (5) years after the completion or termination of this Agreement.

5

The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party; (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or, (d) is required by law or regulation to be disclosed, provided that prior to any such intended disclosure the receiving party first notifies the disclosing party immediately after becoming aware of such requirement and uses reasonable efforts, at the disclosing party’s request, to obtain a suitable protective order. In the event of any conflict, contradiction or discrepancy between the terms of this paragraph and an existing confidential disclosure agreement between the parties, the terms of the confidential disclosure agreement will prevail.

9.0	Ownership and Inventions.

All data generated by Numoda as the result of services performed by Numoda under this Agreement shall be and remain the exclusive property of Sponsor. Any inventions that may evolve from the data and information described above or as the result of services performed by Numoda under this Agreement shall belong to Sponsor and Numoda agrees to assign its rights in all such inventions and/or related patents to Sponsor (collectively “Sponsor Property”). Notwithstanding the foregoing, Sponsor acknowledges that Numoda possesses certain inventions, processes, patents, know-how, trade secrets, improvements, other intellectual property and assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Numoda and which relate to its business or operations (collectively “Numoda Property”). Sponsor and Numoda agree that any Numoda Property or improvements thereto which are used, improved, modified or developed by Numoda under or during the term of this Agreement are the sole and exclusive property of Numoda.

10.0	Records and Materials.

At the completion of the Services by Numoda, all materials, information and all other data owned by Sponsor, regardless of the method of storage or retrieval, shall be delivered to Sponsor in such form as is then currently in the possession of Numoda. Alternatively, at Sponsor’s written request, such materials and data may be retained by Numoda for Sponsor for a period of one year or such other time period agreed upon by the parties, or disposed of pursuant to the written directions of Sponsor.

Numoda, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, copies of all materials that may be needed to satisfy regulatory requirements or to resolve disputes regarding the Services. Nothing in this Agreement shall be construed to transfer from Advaxis to Numoda any FDA or regulatory record-keeping requirements unless such transfer is specifically provided for in the applicable Transfer of Obligations Form.

6

11.0	Inspections.

Each party shall: a) notify the other party promptly of any governmental or regulatory inspection or inquiry concerning any study or Project of Advaxis in which Numoda is providing Services, including, but not limited to, inspections of investigational Sites or laboratories; b) forward to the other party copies of any correspondence from any regulatory or governmental agency relating to such a study or Project, including, but not limited to, U.S. FDA Form 483 notices, and any refusal to file, rejection or warning letters, even if they do not specifically mention the other party; and, c) obtain the written consent of the other party, which will not unreasonably be withheld, before referring to the other party or any of its affiliates in any regulatory correspondence. Where reasonably practicable, each party will be given the opportunity to have a representative present during any regulatory inspection. Each party, however, acknowledges that it may not direct the manner in which the other party fulfils its obligations to permit inspection by governmental entities. Each party agrees that, during an inspection by any regulatory authority concerning any study or Project of Advaxis in which Numoda is providing Services, it will not disclose information and materials that are not required to be disclosed to such agency, without the prior consent of the other party, which shall not be unreasonably withheld. Such information and materials includes, but are not limited to, the following: 1) financial data and pricing data (including, but not limited to, the Budget and Payment Schedule); 2) sales data (other than shipment data); and, 3) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements).

During the term of this Agreement, Numoda will permit Advaxis’s representatives unless such representatives are competitors of Numoda, to examine or audit the work performed hereunder and the facilities at which the work is conducted upon reasonable advance notice during regular business hours to determine that the Project assignment is being conducted in accordance with the agreed task and that the facilities are adequate. All information disclosed, revealed to or ascertained by Advaxis in connection with any such audit or examination or in connection with any correspondence between Numoda and any regulatory authorities (including any FDA Form 483 notices) shall be deemed to constitute Numoda Confidential Information for purposes of this Agreement. Prior to any such examination or audit, Advaxis shall obtain confidentiality agreements from such representatives that are agreeable to Numoda. Advaxis shall reimburse Numoda for its reasonable expenses associated with any inspection, audit or investigation relating to the Services (“Inspection”) instigated by Advaxis, unless such Investigation finds that Numoda breached this Agreement or any applicable law or regulation.

12.0	Relationship with Investigators.

The parties acknowledge and agree that Investigators shall not be considered the employees, agents, or subcontractors of Numoda or Advaxis and that Investigators shall exercise their own independent medical judgment. Numoda responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement.

7

If Numoda will be paying Investigators on behalf of Advaxis, the parties will agree in the Payment Schedule as to a schedule of amounts to be paid to investigators (“Investigator Pay Schedule”). Advaxis acknowledges and agrees Numoda will only pay Investigators from advances or pre-payments received from Advaxis for Investigators’ services, and that Numoda will not make payments to Investigators prior to receipt of sufficient funds from Advaxis. Advaxis further acknowledges and agrees that payments for Investigators’ services are expenses payable to third parties and are separate from payments for Numoda Services. Advaxis agrees that it will not withhold Investigator payments except to the extent that it has reasonable questions about the services performed by a particular Investigator.

13.0	Third Party Indemnifications and Agreements .

If any Investigative Sites or any other third parties, including, but not limited to, Data Safety Monitoring Boards, independent laboratories, Advisory Boards, or End Point Adjudication Committees (collectively, “Third Parties”), request an indemnification for loss or damage caused by Advaxis’s Project, then Advaxis shall provide such indemnification directly to the Third Party.

14.0	Insurance.

Each party will maintain, for the duration of this Agreement, insurance in an amount reasonably adequate to cover its obligations hereunder.

15.0	Conflict of Agreements.

Numoda represents to Advaxis that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, Numoda agrees that it will not enter into any agreement to provide services that would in any way prevent it from providing the Services contemplated under this agreement. Advaxis agrees that it will not enter into an agreement with a third party that would alter or affect the regulatory obligations delegated to Numoda pursuant to this Agreement without the written consent of Numoda, which consent will not be unreasonably withheld.

16.0	Publication; Non-Solicitation.

Project results may not be published or referred to, in whole or in part, by Numoda, or its subcontractors without the prior express written consent of the Sponsor. Neither party will use the other party’s name in connection with any publication or promotion without the other party’s prior, written consent. Each party agrees to not induce or attempt to induce, directly or indirectly, any employee of the other party to terminate his or her employment and work for that party.

17.0	Limitation of Liability.

Neither party to this agreement, nor their affiliates, nor any of their directors, officers, employees, subcontractors or agents shall have any liability to the other party of any type (including, but not limited to, contract, negligence, and tort liability), for any loss of profits, opportunity or goodwill, or any type of special, incidental, indirect, or consequential damage or loss in connection with or arising out of this Agreement or a Project Agreement, except to the extent that such liabilities are determined to have resulted from the reckless or willful misconduct of a party.

8

18.0	Indemnification.

Each party to this Agreement shall indemnify, defend and hold harmless the other party and its directors, officers, employees and agents (each, an “Indemnified Party”), from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively “Losses”), joint or several, resulting or arising from any third party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement or a Project Agreement (including, without limitation, any Losses arising from or in connection with any study, test, product or potential product to which this Agreement relates) to the extent such Losses are determined to have been solely caused by that party’s negligence or misconduct.

19.0	Indemnification Procedure.

Indemnified Party shall give the indemnifying party to this Agreement prompt notice of any such claim or lawsuit (including a copy thereof) served upon it and shall fully cooperate with the indemnifying party and its legal representatives in the investigation of any matter the subject of indemnification. Indemnified Party shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by this Indemnification provision.

20.0	Termination.

(a)         Termination for Material Breach. A party may terminate this Agreement if the other party materially breaches this Agreement and such breaching party fails to cure the breach, or implement a plan of action that is mutually acceptable to the parties to cure such breach, within thirty (30) days after receipt of written notice from the non-breaching party specifying in detail the nature of the breach; provided, however that any such plan of action shall include a timeline for completion of activities under such plan to cure such breach and if the breaching party fails to meet such timeline, the non-breaching party may terminate this Agreement immediately upon written notice to the breaching party.

(b)         Termination for Good Cause. If accumulating evidence from the Project causes significant concern about the safety or efficacy of the Compound in subjects, or safety of the procedures required under the Protocol, either party may immediately suspend activities hereunder and terminate this Agreement. Such termination shall be effective immediately upon notification of the other party by telephone, which shall then be followed by written confirmation. Advaxis may terminate this Agreement for good cause immediately upon written notice to Numoda. Good cause shall include identification of any medical risk to Project participants, a showing that the Compound is not effective, or receipt of notice of regulatory action by the FDA (or any equivalent oversight body in a country other than the United States) terminating or suspending the Project.

9

(c)         Termination Consequences. If this Agreement is terminated, other than for Numoda’s material breach pursuant to Section 20(a), Advaxis shall pay Numoda, within thirty (30) days of receipt by Advaxis of an itemized invoice detailing the charges, for all Services performed in accordance with this Agreement and reimburse Numoda for all costs and expenses incurred in performing those Services, including all non-cancellable costs incurred prior to termination but paid after the termination date. Advaxis shall pay for all the work actually performed in accordance with this Agreement, even if the parties’ original payment schedule spreads-out payments for certain services or defers payments for certain services until the end of the Project. If payments are unit or milestone based, and this Agreement is terminated after costs have been incurred toward achieving portions of one or more incomplete units or milestones, Advaxis will pay reasonable fees to Numoda for actual work performed toward those incomplete units or milestones up to the date of termination, in addition to paying for completed units or milestones.

Upon any termination of this Agreement, the following shall also apply: (1) Numoda shall promptly refund to Advaxis any payments made by Advaxis for services not performed by Numoda, (2) Numoda shall, upon Advaxis’s request, return or destroy the Compound and Advaxis’s Confidential Information, except that Numoda shall retain copies as required by applicable law, and (3) subject to mutually agreed upon terms and conditions, both parties shall continue activities under this Agreement solely as deemed necessary by mutual agreement of the parties based on reasonable medical judgment to protect the health of subjects participating in the Project.

21.0	Relationship with Affiliates.

Advaxis agrees that Numoda may use the Services of its corporate affiliates to fulfill Numoda’s obligations under this Agreement or a Project Agreement. Any Affiliate so used shall be subject to all of the terms and conditions applicable to Numoda under this Agreement and entitled to all rights and protections afforded Numoda under this Agreement. The term “Affiliate” shall mean all entities Controlling, Controlled by or under common Control with Numoda. The term “Control” shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the polices and direction of an entity.

22.0	Cooperation; Sponsor Delays; Disclosure of Hazards.

Each party to this Agreement shall forward to the other party in a timely manner all documents, materials and information in that party’s possession or control necessary for the other party to comply with its obligations under this Agreement. Neither party shall be liable to the other party nor be deemed to have breached this Agreement, for errors, delays or other consequences arising from the other party’s failure to timely provide documents, materials or information or to otherwise cooperate with that party in order for it to timely and properly perform its obligations, and any such failure by the other party shall automatically extend any timelines affected by a time period reasonably commensurate to take into account such failure.

10

23.0	Force Majeure.

In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials or services, failure of power or restrictive government or judicial orders or decrees, riots, insurrection, war, Acts of God, inclement weather or other reason or cause beyond that party’s control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay.

24.0	Notices and Deliveries.

Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or three (3) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

24.1	If to Numoda: Numoda Corporation, 601 Walnut Street, 9th Floor, Philadelphia, PA 19106 USA. Any notices of a legal nature, in order to be effective, will be copied to Numoda General Counsel at the above address.

24.2	If to Advaxis: Advaxis, Inc., 675 US Highway 1, Suite 117, North Brunswick, NJ 08902, Attention: Dr. John Rothman.

If Advaxis delivers, ships, or mails materials or documents to Numoda, or requests that Numoda deliver, ship, or mail materials or documents to Advaxis or to third parties, then the expense and risk of loss for such deliveries, shipments, or mailings shall be borne by Advaxis. Advaxis agrees to provide Numoda with an overnight delivery service account number billed to Advaxis, for this purpose. Numoda disclaims any liability for the actions or omissions of third-party delivery services or carriers.

25.0	Foreign Currency Exchange.

The currency to be used for invoice and payment shall be U.S. dollars. If Numoda incurs Value-added Supplier Items and expenses in a currency other than U.S. dollars, then Advaxis shall reimburse Numoda for the actual costs that Numoda paid to the foreign vendor.

26.0	Binding Agreement and Assignment.

This Agreement shall be binding upon and inure to the benefit of Advaxis and Numoda and their respective successors and permitted assigns. Except as stated above in Sections 13 and 21, neither party may assign any of its rights or obligations under this Agreement to any party without the express, written consent of the other party.

11

27.0	Choice of Law, Waiver and Enforceability.

This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of Pennsylvania, USA, exclusive of its conflicts of law provisions. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. Any waiver of a breach of a provision shall not constitute a waiver of any subsequent breach of that provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws; it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

28.0	Survival.

The rights and obligations of Advaxis and Numoda, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to inventions, confidentiality, discoveries and improvements, indemnification and liability limitations) shall survive the termination of this Agreement.

29.0	Entire Agreement, Headings and Modification.

This Agreement contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Any modifications to the provisions herein must be in writing and signed by the parties.

IN WITNESS WHEREOF, the parties hereto through their duly authorized officers on the date(s) set forth below have executed this Agreement.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

Advaxis, Inc		Numoda Corporation

By:	/s/ John Rothman	By:	/s/ Mary Schaheen
(Signature)		(Signature)

Print Name:	John Rothman	Print Name:	Mary Schaheen

Title:	Exec. VP: Science & Operations	Title:	Chief Executive Officer

Date:	June 19, 2009	Date:	June 19, 2009

12